SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)      May 5, 1997

Florida East Coast Industries, Inc.
(Exact name of Registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

        2-89530                                        59-2349968
(Commission File Number)                   (IRS Employer Identification No.)

1650 Prudential Drive, Jacksonville, Florida              32207
(Address of principal executive office)                (Zip Code)

Registrant's telephone number, including area code:   904-396-6600

                                 N O N E
       (Former name or former address, if changed since last report)

ITEM 5.              OTHER MATERIALLY IMPORTANT EVENTS
======================================================
On Monday, May 5, 1997, the Company issued the following Press Release:

FOR IMMEDIATE RELEASE
Monday, May 5, 1997
Contact:  C. F. Zellers, Jr.
          904/826-2202

Jacksonville, Florida, May 5--Florida East Coast Industries, Inc. (NYSE: FLA) announced today that it has received a proposal from St. Joe Corporation (NYSE: SJP) in which St. Joe has offered to merge FECI with a wholly-owned subsidiary of St. Joe and the approximately 4.2 million shares of FECI common stock not currently owned by St. Joe would be exchanged for cash at a price of $102 per share. FECI currently has approximately 9.1 million shares of common stock outstanding, of which approximately 4.9 million, or 54% are owned by St. Joe.

The proposal is subject to any regulatory approvals and required vote of the outstanding shares of FECI, as well as customary terms and conditions. The proposal is also subject to negotiation of a merger agreement containing terms and conditions mutually satisfactory to FECI and St. Joe.

The Board of Directors of FECI will meet promptly to review the proposal.

FECI, based in Jacksonville, Florida engages in the transportation and real estate development businesses.


                                   SIGNATURE
                                   =========

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       FLORIDA EAST COAST INDUSTRIES, INC.

                           BY:  s/s  T. Neal Smith
                                     Vice President & Secretary

Dated:  May 6, 1997